Exhibit 99.1

Media	Investors
Kathleen Leary	Jim Rowe
415-396-4024 kathleen.leary@wellsfargo.com	415-396-8216 Jim.Rowe@wellsfargo.com

Elise Wilkinson
704-374-6512 elise.wilkinson@wellsfargo.com

Wells Fargo’s David M. Carroll to Retire

Jonathan G. Weiss to Lead Wealth and Investment Management, Join Operating Committee

SAN FRANCISCO, June 01, 2017 – Wells Fargo & Company (NYSE:WFC) announced today that David M. Carroll, senior executive vice president and head of Wealth and Investment Management, will retire after nearly 38 years with the company. Effective July 1, Jonathan G. Weiss, the company’s current head of Wells Fargo Securities, will succeed Carroll to become senior executive vice president and head of Wealth and Investment Management, which provides a full range of personalized wealth management, investment, and retirement products and services to individual and institutional clients.

Weiss will remain based in New York and will report to Timothy J. Sloan, Wells Fargo’s president and chief executive officer, and join the company’s Operating Committee. Carroll will continue in his role until July 1 and remain with the company until July 31, 2017 to ensure a smooth transition.

“David has devoted his entire career to our company, managing through intricate mergers and every possible economic cycle with an inspiring vision, prudent judgment and the highest integrity,” said Sloan. “David’s leadership over three decades has led to a fundamental transformation of the businesses he’s managed. As head of Wealth and Investment Management, he achieved a compound annual growth rate in after tax earnings of 26 percent for the last eight years and developed talent, strategies and best practices that will serve Wells Fargo for years to come as we become a stronger, better bank for our customers and clients.”

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Carroll joined Wachovia Bank & Trust Company in 1979 and then First Union National Bank (Wachovia’s predecessor) in 1981. From 2005 until the merger with Wells Fargo, Carroll served as senior executive vice president and head of Wachovia’s Capital Management Group, which included retail brokerage (Wachovia Securities), asset management (Evergreen Investments), and Retirement and Investment Products. Previously, he was head of corporate services and merger integration, chief of eCommerce and technology, and head of First Union’s General Banking Group region in Florida and earlier in Georgia.

Carroll is an active member of the Charlotte, NC community. He is a member of Trees Charlotte, the UNC Chapel Hill Foundation, and the Chapel Hill Investment Fund. He also serves on the Board of Visitors at the Kenan-Flagler Business School at the University of North Carolina.

Weiss joined Wachovia in 2005 from J.P. Morgan and currently leads Wells Fargo Securities which delivers a comprehensive set of capital markets and advisory products and services and includes nearly 5,000 team members in more than 40 offices across North America, Europe and Asia.

“Jon’s significant and diverse expertise in financial services spanning capital markets, advisory and investment banking will ensure we continue to deliver market-leading investment advice and services to our clients across our wealth and investment businesses,” said Sloan. “These businesses are in a very strong position, and Jon’s proven ability to listen to clients, consult across teams, manage operations in a disciplined way and invest in important new capabilities will ensure we continue to innovate and deliver.”

Weiss previously served as co-head of Investment Banking and Capital Markets prior to being appointed to his current role in 2014. His leadership positions over 25 years at J.P. Morgan included managing the firm’s global financial sponsor business, serving as chief executive of Chase Manhattan Asia, Ltd. and leading Investment Banking for Asia Pacific. Weiss led the Retail Industries group at Chemical Bank in New York from 1992 to 1996. Before that, he was a senior partner in the Loan Syndications and Acquisition Finance Groups and served as an assistant representative in the Mexico City office of Chemical Bank for four years. He began his career at Chemical Bank in 1980.

Perry Pelos, head of Wholesale Banking, expects to announce his plans for the leadership of Wells Fargo Securities prior to Weiss’ transition to his new role.

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About Wealth and Investment Management

Wealth and Investment Management comprises five main business groups that serve individuals and institutions across the spectrum of wealth, offering a full complement of brokerage, advisory, fiduciary, planning, investment management, and banking services. With 34,500 team members, the WIM businesses manage or advise over $2.3 trillion in client assets and serve over 7 million individuals and institutions.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $2.0 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,500 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 273,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 27 on Fortune’s 2016 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories.

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